Exhibit 99.2

[Company Letterhead]

April 29, 2016

To All Holders of a Warrant

to Purchase Common Stock

of xG Technology, Inc. (Issued February 2016)

Notice to Holders of Warrants to Purchase Common Stock

This Notice is being provided to all holders (the “Holders”) of a Warrant to Purchase Common Stock of xG Technology, Inc. (the “Company”) issued pursuant to that certain Subscription Agreement dated February 25, 2016, by and among the Company and the purchasers signatories thereto, and the Company’s Registration Statement on Form S-1 (File number 333-208650) (the “Warrants”). Capitalized terms used but not defined herein shall have the meaning given to them in the Warrants.

On April 29, 2016, the Company executed and entered into Amendment No. 1 to Series A Warrant to Purchase Common Stock with certain Holders, pursuant to which the applicable Exercise Price in those warrants was reduced to $0.07 per share.

Each of the Holders is hereby notified that effective as of April 29, 2016, the Exercise Price in each of their Warrants is also reduced to $0.07 per share. The Company has agreed to reduce the Exercise Price in all Warrants in order to encourage the Holders to exercise their Warrants to facilitate Company’s ability to raise additional funds.

The Company also similarly reduced the exercise price to $0.07 per share of certain other Warrants to Purchase Common Stock issued by the Company in August 2015.

If you have any questions, please contact the undersigned at (941) 953-9035.

Very truly yours,

xG Technology, inc.

By:
Name: Roger G. Branton
Title: Chief Financial Officer